Exhibit 2.1

Amendment No. 2 to the Share Exchange Agreement

This Amendment No. 2 (the “Amendment”) to a certain Share Exchange Agreement dated March 3, 2017, as subsequently amended on July 13, 2017 (the “SEA”) is made and entered into this 21st day of August, 2017 by and among: Avalanche International Corp., a Nevada corporation (“AIC”); MTIX, Ltd., a company formed under the laws of England and Wales (“MTIX”); Pravin Mistry (the “Majority Shareholder”); those additional persons who have executed this Agreement on the signature pages hereof under the heading “Minority Shareholders” (collectively, the “Minority Shareholders” and with the Majority Shareholder, the “MTIX Shareholders.” AIC and the MTIX Shareholders are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties wish to amend the SEA as follows:

NOW THEREFORE, the Parties desire to amend the SEA through this Amendment as set forth below:

1.             Closing and Effective Time. Section 1.6(a) of the SEA is hereby amended to read in its entirety as follows:

“The Closing of the Transfer of MTIX Shares and the issuance by AIC of the Notes (the “Closing”) shall take place at the offices of Sichenzia Ross Ference Kesner LLP not later than five days after all of the conditions to closing specified in this Agreement (other than those conditions requiring the execution or delivery of a Document or the taking of some action at the Closing) have been fulfilled or waived by the Party entitled to waive that condition; provided, however, that (a) the Parties shall use their best efforts to effect the Closing by August 21, 2017, and (b) the Closing may take place by facsimile or other means as may be mutually agreed upon in advance by the Parties. The date on which the Closing is held is referred to in this Agreement as the “Closing Date.””

2.            Indemnification. A new Section 6.3 is hereby added to the SEA immediately following Section 6.2 thereof, which new Section 6.3 reads as follows:

“6.3 MTIX Shareholders’ Indemnification for Tax Liability. The MTIX Shareholders (and not AIC or MTIX) shall be severally responsible for their own direct Liabilities to Taxes in relation to the Exchange Securities and any other securities they may receive (either upon Closing or in future) in relation to the transaction effected by this Agreement or in connection with their employment by MTIX or AIC or any of their respective Affiliates save that the MTIX shareholders shall not be responsible for the stamp duty arising as a result of the transaction effected by this Agreement which shall be paid by AIC.

3.            Termination. Section 7.1(b) of the SEA is hereby amended to read in its entirety as follows:

“AIC may terminate this Agreement by giving written notice to the MTIX Shareholders at any time prior to the Closing (i) if any of the MTIX Shareholders has breached any material representation, warranty, or covenant contained in this Agreement, AIC has notified the MTIX Shareholders in writing of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (ii) if the Closing shall not have occurred on or before August 24, 2017 (the “Outside Closing Date”), unless the failure results primarily from AIC breaching any material representation, warranty, or covenant on its or his part to be observed or performed that is contained in this Agreement.”

4.            Interpretation. All other provisions of the SEA shall be construed and implemented in a manner consistent with the terms and conditions contained in this Amendment as may be necessary or desirable to properly give effect to the Exchange described herein. Except as otherwise expressly provided in this Amendment, all of the other terms and Conditions of the SEA remain unchanged and in full force and effect.

5.            Defined Terms. Capitalized terms not otherwise defined in this Amendment, have the meanings ascribed to them in the SEA.

6.            No Other Amendments. Except as amended hereby, the SEA shall remain unmodified and is hereby ratified in all respects.

7.            Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date first written above.

AVALANCHE INTERNATIONAL, INC.

By:	/s/ Philip Mansour
Name:	Philip Mansour
Title:	Chief Executive Officer

MTIX, LTD.

By:	/s/ Pravin Mistry
Name:	Pravin Mistry
Title:	Chief Executive Officer

MAJORITY SHAREHOLDER

By:	/s/ Pravin Mistry
Name:	Pravin Mistry
Title:	an Individual

MINORITY SHAREHOLDERS

By:	/s/ Paul Johnson
Name:	Paul Johnson
Title:	an Individual

By:	/s/ Daniel Johnson
Name:	Daniel Johnson
Title:	an Individual